Exhibit 99.1

             Endwave Reports Third Quarter 2004 Financial Results

  Endwave Meets Guidance and Generates Over $400,000 in Cash from Operations

    SUNNYVALE, Calif., Nov. 2 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class cellular backhaul infrastructure, broadband wireless networks, homeland security and defense systems, today reported financial results for its third quarter ended September 30, 2004.
    Endwave reported revenues of $7.6 million for the third quarter of 2004, compared with revenues of $7.6 million for the second quarter of 2004 and $8.2 million for the third quarter of 2003. Cash, cash equivalents and short-term investments as of September 30, 2004 decreased by $5.0 million, primarily as a result of the acquisition of JCA Technology for $5.9 million in cash, to $26.6 million, from a balance of $31.6 million at June 30, 2004.
    Net loss for the third quarter of 2004 was $2.0 million, or $0.21 per share, compared with net loss for the second quarter of 2004 of $429,000, or $0.04 per share, and a net loss for the third quarter of 2003 of $735,000, or $0.08 per share. Pro forma net loss for the third quarter of 2004 was $1.2 million, or $0.12 per share, compared with pro forma net loss for the second quarter of 2004 of $344,000, or $0.04 per share, and a pro forma net loss for the third quarter of 2003 of $85,000, or $0.01 per share.
    For the third quarter of 2004, pro forma net loss was calculated by excluding the amortization of intangible assets of $148,000, a write-off of in-process research and development of $320,000, a write-off for the impairment of long lived assets of $389,000, and a restructuring benefit of $4,000. For the second quarter of 2004, pro forma net loss was calculated by excluding the amortization of deferred stock compensation charge of $85,000. For the third quarter of 2003, pro forma net loss was calculated by excluding a restructuring charge of $490,000, impairment of long lived assets of $139,000, and the amortization of deferred stock compensation charge of $21,000. Management believes that excluding the items described above may permit investors to better compare results from period to period and more accurately assess the company's prospects.
    "We met our revenue guidance during this seasonally slow third quarter, and generated over $400,000 in cash flow from operating activities with higher than forecasted gross margin," said Ed Keible, Endwave's CEO and President. "For the fourth quarter, Endwave is pleased to project $10 to $12 million in revenues based on growth in all of our markets. Additionally, multiple new product introductions in the fourth quarter are expected to generate significant increases in 2005 sales," added Keible.

    Endwave Third Quarter 2004 Summary:

     --   Revenues were $7.6 million, level with second quarter 2004 revenues.
     -- Revenues attributable to sales to customers in defense, homeland security, and other non-telecom markets comprised 20% of total revenues, or $1.5 million, for the third quarter of 2004.
     -- Shipped products to approximately 100 customers during the quarter. Our largest customers for the quarter were Nokia, Powerwave (formerly Allgon), Nera, and Stratex Networks.
     -- Gross margin was 29% in the third quarter, exceeding our guidance of 24% to 26%.
     -- Acquired JCA Technology for $5.9 million in cash in July 2004, and transitioned JCA manufacturing operations to our facility in Diamond Springs, California.
     -- Received qualification approval on prototype deliveries of integrated transceivers to a major European wireless telecom OEM for use in their next-generation PDH radios.
     -- Secured an early production contract for the RF Switching Network in SafeView's Security Screening Checkpoint System, and began the production transition to our offshore manufacturing partner.
     -- Announced the execution of a purchase order for the production of millimeter-wave receiver modules in support of next-generation atmospheric monitoring system.
     -- Delivered initial hardware to an E-Band radio customer for use in Gigabit Ethernet bridges.
     -- Successfully completed prototype testing an integrated transceiver designed with Epsilon(TM) packaging technology.

    Endwave will hold its regularly scheduled third quarter earnings call today at 1:30 p.m. Pacific Time, which will be available via web cast by logging on to the investor relations section of our website at http://www.endwave.com/investors . The web cast replay will be available online after the earnings call at approximately 2:30 p.m. Pacific Standard Time, and will continue to remain available for 90 calendar days after the call. An audio telephone replay of the conference call will also be available approximately one hour following the conclusion of the call, and will continue to be available for five calendar days by dialing 888-203-1112 (domestically) or 719-457-0820 (internationally), and entering the confirmation code 981512.

    About Endwave
    Endwave Corporation develops and manufactures radio frequency (RF) subsystems for use in high-speed cellular backhaul networks, enterprise access, homeland security, defense electronics, commercial radar systems, and other broadband applications. These products include integrated transceivers, outdoor units, oscillators/synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave has more than 35 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that the integration of acquired business lines, products and subsidiaries will fail, products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's most recent report on Form 10-K and subsequently filed reports on Form 10-Q.


                    Condensed Consolidated Balance Sheets
                                (in thousands)
                                 (unaudited)

                                                 September 30,    December 31,
                                                     2004             2003
    Assets
    Current assets
    Cash and cash equivalents                      $15,629           $13,408
    Restricted cash                                     --               778
    Short-term investments                          10,984            15,890
    Accounts receivables, net                        5,458             6,581
    Inventories, net                                 7,625             8,119
    Other current assets                               292               898
    Total current assets                            39,988            45,674
    Property and equipment, net                      2,661             7,260
    Other assets, net                                  125               140
    Goodwill and other intangible assets, net        5,843
    Total assets                                   $48,617           $53,074

    Liabilities and stockholders' equity
    Current liabilities:
    Accounts payable                                 2,132             3,088
    Warranty accrual                                 5,031             5,835
    Accrued compensation                             1,733             1,139
    Other accrued liabilities                        1,275             1,090
    Current portion of notes payable                    --               516
    Total current liabilities                       10,171            11,668

    Notes payable, less current portion                 --               262
    Other long-term liabilities                        618               101
    Total stockholders' equity                      37,828            41,043
    Total liabilities and stockholders' equity     $48,617           $53,074


                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except share and per share amounts)
                                 (Unaudited)

                                     Three months ended    Nine months ended
                                    Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                       2004       2003       2004       2003
    Total revenues                    $7,594     $8,204    $21,787    $24,331
    Costs and expenses:
    Cost of product revenues           5,407      5,898     14,635     19,090
    Cost of product revenues,
     amortization of intangible assets    75         --         75         --
    Research and development           1,395      1,097      3,452      3,643
    Selling, general and
     administrative                    2,204      1,556      5,738      6,788
    In-process research and
     development                         320         --        320         --
    Amortization of intangible assets     73         --         73         --
    Restructuring charges, net            (4)       490      2,895        490
    Loss (recovery) on building
     sublease                             --         --       (359)       662
    Impairment of long lived
     assets and other                    389        139        389      2,548
    Amortization of deferred stock
     compensation                         --         21        204        617
    Total costs and expenses           9,859      9,201     27,422     33,838
    Loss from operations              (2,265)      (997)    (5,635)    (9,507)
    Interest and other, net              231        262        993        404
    Net loss                         $(2,034)     $(735)   $(4,642)   $(9,103)
    Basic and diluted net loss per
     share                            $(0.21)    $(0.08)    $(0.48)    $(1.00)
    Weighted shares used in per-
     share calculation             9,897,077  9,179,749  9,674,842  9,084,222


             PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (1)
              (in thousands, except share and per share amounts)
                                 (Unaudited)

                                     Three months ended    Nine months ended
                                    Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                       2004       2003       2004       2003
    Total revenues                    $7,594     $8,204    $21,787    $24,331
    Costs and expenses:
    Cost of product revenues           5,407      5,898     14,635     19,090
    Research and development           1,395      1,097      3,452      3,643
    Sales, general and
     administrative                    2,204      1,556      5,738      6,788
    Total costs and expenses           9,006      8,551     23,825     29,521
    Loss from operations              (1,412)      (347)    (2,038)    (5,190)
    Interest and other, net              231        262        888        404
    Net income (loss)                $(1,181)      $(85)   $(1,150)   $(4,786)
    Basic net income (loss) per
     share                            $(0.12)    $(0.01)    $(0.12)    $(0.53)
    Weighted shares used in basic
     per-share calculation         9,897,077  9,179,749  9,674,842  9,084,222

     Basis of presentation:

     1. Pro forma operating results exclude restructuring charges, loss (recovery) on building sublease, impairment of long lived assets and other, amortization of deferred stock compensation, gain on sale of land and amortization of intangible assets.


                 ACTUAL TO PRO FORMA NET LOSS RECONCILIATION
                                (in thousands)
                                 (unaudited)

                                       Three months ended  Nine months ended
                                       Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                           2004    2003       2004     2003

    Net loss actual                       $(2,034) $(735)   $(4,642) $(9,103)
    Cost of product revenues,
     amortization of intangible assets         75     --         75       --
    In-process research and development       320     --        320       --
    Amortization of intangible assets          73     --         73       --
    Restructuring charges, net                 (4)   490      2,895      490
    Loss (recovery) on building sublease       --     --       (359)     662
    Impairment of long lived assets and
     other                                    389    139        389    2,548
    Amortization of deferred stock
     compensation                              --     21        204      617
    Gain on sale of land                       --     --       (105)      --
    Net income (loss) pro forma           $(1,181)  $(85)   $(1,150) $(4,786)

SOURCE  Endwave Corporation
    -0-                             11/02/2004
    /CONTACT: Julianne Biagini, Chief Financial Officer, +1-408-522-3105, or Mark Hebeisen, VP Marketing, +1-978-686-4400, ext. 105, both of Endwave Corporation/
    /Web site:  http://www.endwave.com /
    (ENWV)

CO:  Endwave Corporation
ST:  California
IN:  TLS ITE MLM CPR NET HRD
SU:  ERN CCA